Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

CO2 Energy Transition Corp.

Houston, TX

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 23, 2023, relating to the financial statements of CO2 Energy Transition Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

McLean, Virginia

March 17, 2023